Exhibit 99.1

Impax Revenues Increased 30% to $131 Million in Fourth Quarter 2014

- Adjusted EPS Increased to $0.16; GAAP EPS Break-Even in Fourth Quarter 2014 -
- Full Year 2014 Revenues Increased 17% to $596 Million -
- Full Year 2014 Adjusted EPS Increased 61% to $1.32; GAAP EPS decreased to $0.81 -

HAYWARD, Calif., Feb. 24, 2015 – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported total revenues increased 30.2% to $131.2 million for the fourth quarter ended December 31, 2014, compared to $100.7 million in the prior year period. Adjusted diluted earnings per share (EPS) increased to $0.16 for the fourth quarter 2014, compared to a loss of $0.02 per diluted share in the prior year period. On a GAAP basis, diluted EPS was break-even for the fourth quarter 2014, compared to a loss of $0.14 per diluted share in the prior year period.

For the fourth quarter 2014, adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased $25.8 million to $27.4 million, compared to $1.6 million in the prior year period. Cash, cash equivalents and short-term investments were $414.9 million as of December 31, 2014, compared to $413.1 million as of December 31, 2013.

For the full year 2014, total revenues increased 16.5% to $596.0 million, compared to $511.5 million for the full year 2013. Adjusted diluted EPS for the full year 2014 increased 61.0% to $1.32, compared to $0.82 per diluted share for the full year 2013. On a GAAP basis, 2014 diluted EPS was $0.81, compared to $1.47 per diluted share in 2013, primarily due to the receipt of $150.0 million from pre-tax settlements in 2013.

Adjusted EBITDA for the full year 2014 increased $71.3 million to $186.7 million, compared to $115.4 million for the full year 2013. Refer to the attached “Non-GAAP Financial Measures” for a reconciliation of fourth quarter and full year GAAP to non-GAAP items.

“In 2014 we delivered strong financial results and effectively executed on a number of business objectives that further positioned Impax for long-term growth,” said Fred Wilkinson, president and chief executive officer of Impax Laboratories. “During the year, we continued implementing a global quality improvement program, achieved commercial success across our generic and brand divisions, optimized and refocused our R&D structure and accelerated our business development efforts.”

“In our generic business, our revenue growth in 2014 of more than 38% was driven by the successful launch of authorized generic RENVELA® and continued success in maximizing our portfolio of solid oral and alternative dosage form products. Our brand division achieved a 39% increase in sales and a 23% increase in prescriptions of Zomig® nasal spray in 2014.”

“2015 is off to an exciting start following the January approvals of RYTARYTM and generic lamotrigine ODT in blister packaging. In addition, the proposed acquisition of Tower Holdings, Inc. and Lineage Therapeutics Inc., which we anticipate receiving FTC clearance shortly and closing promptly thereafter, will significantly expand our generic and brand product portfolios as well as the number of potential new product launches in 2015. Following the completion of the transaction, we will remain well-positioned to execute on additional growth opportunities.”

Business Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products and services) and the Impax Pharmaceuticals Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Global Pharmaceuticals Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Global Product sales, net	$114,859	$84,422	$528,512	$383,652
Rx Partner	1,028	1,842	14,114	11,639
Other revenues	2,028	727	6,456	3,049
Total revenues	117,915	86,991	549,082	398,340
Cost of revenues	65,077	60,582	260,459	253,836
Gross profit	52,838	26,409	288,623	144,504
Operating expenses:
Research and development	8,752	9,412	40,927	41,384
Patent litigation expense	327	3,467	5,333	16,545
Selling, general and administrative	5,322	5,087	17,144	17,684
Total operating expenses	14,401	17,966	63,404	75,613
Income from operations	$38,437	$8,443	$225,219	$68,891

Gross margin	44.8%	30.4%	52.6%	36.3%
Adjusted gross profit (a)	$58,727	$36,345	$324,218	$201,445
Adjusted gross margin (a)	49.8%	41.8%	59.0%	50.6%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2014

Global Pharmaceuticals total revenues increased 35.5% to $117.9 million in the fourth quarter 2014, compared to $87.0 million in the prior year period. The increase is due to higher sales of several key generic products as well as the impact of customer credits that were recorded in the prior year period of $19.2 million as a result of customer credits relating to certain pricing activities.

Gross margin in the fourth quarter 2014 increased to 44.8%, compared to gross margin of 30.4% in the prior year period. Adjusted gross margin in the fourth quarter 2014 increased to 49.8%, compared to adjusted gross margin of 41.8% in the prior year period. The increase in gross margin and adjusted gross margin was due to the favorable contribution from sale of several generic products.

Global Pharmaceuticals operating expenses in the fourth quarter 2014 decreased to $14.4 million, compared to $18.0 million in the prior year period, primarily due to reduced patent litigation expenses as a result of legal activity related to several cases in the prior year period for which there was no corresponding activity in the present period.

Full Year 2014

Global Pharmaceuticals total revenues increased 37.8% to $549.1 million for the full year 2014, compared to $398.3 million for the full year 2013. The increase was driven by sales of authorized generic RENVELA tablets launched during the second quarter of 2014, as well as higher sales of several key generic products.

Gross margin for the full year 2014 increased to 52.6%, compared to gross margin of 36.3% for the full year 2013. Adjusted gross margin for the full year 2014 increased to 59.0%, compared to adjusted gross margin of 50.6% for the full year 2013. The increase in gross margin and adjusted gross margin was primarily due to the favorable contribution from sales of several generic products, including authorized generic RENVELA.

Global Pharmaceuticals operating expenses for the full year 2014 decreased to $63.4 million, compared to $75.6 million in the prior year period, primarily due to reduced patent litigation activity as noted above.

Impax Pharmaceuticals Division Information

(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Impax Product sales, net	$13,069	$13,484	$45,938	$111,900
Other revenues	227	266	1,029	1,262
Total revenues	13,296	13,750	46,967	113,162
Cost of revenues	5,313	5,959	22,937	58,366
Gross profit	7,983	7,791	24,030	54,796
Operating expenses:
Research and development	8,380	8,226	38,187	27,470
Selling, general and administrative	11,558	10,239	43,307	44,915
Total operating expenses	19,938	18,465	81,494	72,385
Loss from operations	$(11,955)	$(10,674)	$(57,464)	$(17,589)

Gross margin	60.0%	56.7%	51.2%	48.4%
Adjusted gross profit (a)	$8,713	$8,521	$26,950	$73,780
Adjusted gross margin (a)	65.5%	62.0%	57.4%	65.2%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Fourth Quarter 2014

Impax Pharmaceuticals total revenues decreased 3.3% to $13.3 million in the fourth quarter 2014, compared to $13.8 million in the prior year period, due to lower sales of Zomig tablet and orally disintegrating tablet products as a result of continued erosion of sales from generic competitors. This decrease was partially offset by the continued growth of sales of Zomig nasal spray.

Gross margin in the fourth quarter 2014 increased to 60.0%, compared to 56.7% in the prior year period. Adjusted gross margin in the fourth quarter 2014 increased to 65.5%, compared to adjusted gross margin of 62.0% in the prior year period. The increase in gross margin and adjusted gross margin was due to stronger sales of our higher margin Zomig nasal spray.

Impax Pharmaceuticals operating expenses in the fourth quarter 2014 increased to $19.9 million, compared to $18.5 million in the prior year period, primarily due to an increase in brand selling expenses.

Full Year 2014

Impax Pharmaceuticals total revenues decreased 58.5% to $47.0 million for the full year 2014, compared to $113.2 million for the full year 2013, due to lower sales of Zomig tablet and orally disintegrating tablet products from the loss of exclusivity in May 2013, partially offset by an increase in sales of Zomig nasal spray.

Gross margin for the full year 2014 increased to 51.2%, compared to 48.4% for the full year 2013. Adjusted gross margin for the full year 2014 decreased to 57.4%, compared to adjusted gross margin of 65.2% for the full year 2013. The decrease in adjusted gross margin was primarily due to an increase in inventory reserves during the current year period.

Impax Pharmaceuticals operating expenses for the full year 2014 increased to $81.5 million, compared to $72.4 million in the prior year period, primarily due to an increase in research and development activity.

Corporate and Other

(Unaudited, amounts in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
General and administrative expenses	$25,328	$14,003	$78,939	$57,689
Loss from operations	$(25,328)	$(14,003)	$(78,939)	$(57,689)

Fourth Quarter 2014

General and administrative expenses in the fourth quarter 2014 increased to $25.3 million, compared to $14.0 million in the prior year period, primarily due to higher professional fees of $4.5 million related to business development activities, as well as the inclusion of executive transition charges of $2.8 million. The Company also incurred higher information technology and litigation expenses in the fourth quarter 2014 compared to the prior year period.

Full Year 2014

General and administrative expenses for the full year 2014 increased to $78.9 million, compared to $57.7 million for the full year 2013. The increase was principally driven by increases in business development expenses of $10.2 million, information technology expenses of $3.8 million and litigation expenses of $3.6 million.

2015 Financial Guidance

The Company currently plans to issue 2015 financial guidance when the proposed acquisition of Tower Holdings, Inc. and Lineage Therapeutics Inc. has been completed.

Conference Call Information

The Company will host a conference call on February 24, 2015 at 8:30 a.m. ET to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 77016744. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements ; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the Company’s ability to meet expectations regarding the timing and completion of the proposed transaction with Tower Holdings, Inc. and Lineage Therapeutics Inc.; the Company’s ability to consummate such proposed transaction; the conditions to the completion of such proposed transaction (including the receipt of the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule), the integration of the acquired business by the Company being more difficult, time-consuming or costly than expected, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the proposed transaction, the retention of certain key employees of the acquired business being difficult, the Company’s and the acquired business’s expected or targeted future financial and operating performance and results, the combined company’s capacity to bring new products to market, and the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with such proposed transaction within the expected time-frames or at all and to successfully integrate the acquired business, the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Global Pharmaceuticals Division, net	$117,915	$86,991	$549,082	$398,340
Impax Pharmaceuticals Division, net	13,296	13,750	46,967	113,162
Total revenues	131,211	100,741	596,049	511,502
Cost of revenues	70,390	66,541	283,396	312,202
Gross profit	60,821	34,200	312,653	199,300
Operating expenses:
Research and development	17,132	17,638	79,114	68,854
Patent litigation expense	327	3,467	5,333	16,545
Selling, general and administrative	42,208	29,329	139,390	120,288
Total operating expenses	59,667	50,434	223,837	205,687
Income (loss) from operations	1,154	(16,234)	88,816	(6,387)
Other income, net	192	81	313	152,447
Interest income	350	359	1,473	1,299
Interest expense	(46)	(41)	(43)	(419)
Income (loss) before income taxes	1,650	(15,835)	90,559	146,940
Provision (benefit) for income taxes	1,530	(6,213)	33,206	45,681
Net income (loss)	$120	$(9,622)	$57,353	$101,259

Net income (loss) per share:
Basic	$0.00	$(0.14)	$0.84	$1.51
Diluted	$0.00	$(0.14)	$0.81	$1.47

Weighted average common shares outstanding:
Basic	68,678,779	67,385,969	68,185,552	66,921,181
Diluted	70,988,328	67,385,969	70,530,349	68,655,038

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$214,873	$184,612
Short-term investments	199,983	228,521
Accounts receivable, net	146,490	112,993
Inventory, net	80,570	70,107
Deferred income taxes	54,825	50,788
Prepaid expenses and other assets	33,710	12,721
Total current assets	730,451	659,742
Property, plant and equipment, net	188,169	188,191
Other assets	106,292	91,746
Intangible assets, net	26,711	29,670
Goodwill	27,574	27,574
Total assets	$1,079,197	$996,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$142,446	$138,347
Accrued profit sharing and royalty expenses	15,346	11,560
Deferred revenue	907	3,983
Total current liabilities	158,699	153,890
Deferred revenue	3,403	4,267
Other liabilities	29,218	28,563
Total liabilities	191,320	186,720
Total stockholders' equity	887,877	810,203
Total liabilities and stockholders' equity	$1,079,197	$996,923

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$57,353	$101,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,026	36,006
Provision for inventory reserves	7,964	12,476
Intangible asset impairment charges	2,876	13,906
In-process research and development charge	2,000	-
Accretion of interest income on short-term investments	(774)	(659)
Deferred income tax benefit	(11,810)	(21,132)
Tax impact related to the exercise of employee stock options	(3,317)	(749)
Recognition of deferred revenue	(3,939)	(4,390)
Accrued profit sharing and royalty expense	52,208	61,118
Payments of profit sharing and royalty expense	(48,422)	(54,494)
Share-based compensation expense	20,883	17,644
Changes in assets and liabilities which used cash	(76,231)	(11,045)
Net cash provided by operating activities	32,817	149,940
Cash flows from investing activities:
Purchase of short-term investments	(366,092)	(357,092)
Maturities of short-term investments	395,404	285,986
Purchases of property, plant and equipment	(29,913)	(32,785)
Payments for product licensing agreements, net	(13,000)	(12,000)
Investment in cash surrender value of insurance	(3,000)	-
Net cash used in investing activities	(16,601)	(115,891)
Cash flows from financing activities:
Proceeds from exercise of stock options and ESPP	11,097	8,213
Tax impact related to the exercise of employee stock options and restricted stock	3,317	749
Net cash provided by financing activities	14,414	8,962
Effect of exchange rate changes on cash and cash equivalents	(369)	(561)
Net increase in cash and cash equivalents	30,261	42,450
Cash and cash equivalents, beginning of period	184,612	142,162
Cash and cash equivalents, end of period	$214,873	$184,612

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income (loss), GAAP net income (loss) per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income (loss) to adjusted net income (loss).

(Unaudited, amounts in thousands, except per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$120	$(9,622)	$57,353	$101,259
Adjusted to add (deduct):
Amortization (a)	3,595	1,976	11,082	16,374
Business development expenses (b)	3,881	-	9,068	-
Hayward facility remediation costs (c)	3,013	8,690	23,686	25,931
Employee severance (d)	4,143	-	5,003	7,988
Payments received from litigation settlement (e)	-	-	-	(153,049)
Intangible asset impairment charges (f)	-	-	2,876	13,906
Provision for inventory reserve (g)	-	-	-	18,053
R&D partner milestone payment (h)	-	-	-	2,000
Loss on asset disposal (i)	-	-	-	881
Payment for licensing agreement (j)	-	-	2,000	-
Income tax effect	(3,719)	(2,685)	(17,863)	22,769
Adjusted net income (loss)	$11,033	$(1,641)	$93,205	$56,112

Adjusted net income (loss) per diluted share	$0.16	$(0.02)	$1.32	$0.82
Net income (loss) per diluted share	$0.00	$(0.14)	$0.81	$1.47

(a)

Primarily resulting from the June 2012 agreement with TOLMAR, Inc. (Tolmar) and the January 2012 agreement with AstraZeneca UK Limited. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(b)	Professional fees related to business development activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.
(c)	Remediation costs relating to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(d)	Refer to the “Non-GAAP Financial Measures” tables for the allocation of the current and prior year amounts on the Consolidated Statements of Operations.
(e)

Reflects the receipt of a pre-tax payment of $102.0 million from Endo Health Solutions Inc. in connection with a settlement and license agreement and $48.0 million from Shire LLC in connection with the settlement of litigation relating to supply of authorized generic Adderall XR® products to the Company. Included in “Other income, net” on the Consolidated Statements of Operations.

(f)

During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues. During the third quarter 2013, as a result of a decline in the segment share data and the Company’s revised five year projections for the Tolmar product lines, the Company performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $13.2 million charge to cost of revenues, which brought the intangible asset down from its carrying value to its revised fair value. Other product rights consist of Abbreviated New Drug Applications (ANDAs) which have been filed with the FDA. During the third quarter 2013, as a result of a decision by management to withdraw one of these ANDAs and no longer seek FDA approval, the Company recorded an intangible asset impairment charge of $0.8 million to research and development expenses, representing the full carrying value of the asset.

(g)

An inventory reserve charge relating to discontinued products, a reserve of pre-launch inventory for RYTARYTM and other generic products as a result of the delay in the anticipated regulatory approvals. Included in “Cost of revenues” on the Consolidated Statements of Operations.

(h)

The Company recorded a $2.0 million milestone payment in the first quarter of 2013 under the terms of a research and development partnership agreement. Included in “Research and development” expense on the Consolidated Statements of Operations.

(i)	Included in “Other income, net” on the Consolidated Statements of Operations.
(j)

In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Operations.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles reported net income (loss) to adjusted EBITDA.

	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$120	$(9,622)	$57,353	$101,259
Adjusted to add (deduct):
Interest income	(350)	(359)	(1,473)	(1,299)
Interest expense	46	41	43	419
Depreciation and other	5,879	3,548	22,944	19,632
Income tax (benefit) expense	1,530	(6,213)	33,206	45,681
EBITDA	7,225	(12,605)	112,073	165,692

Adjusted to add (deduct):
Amortization	3,595	1,976	11,082	16,374
Business development expenses	3,881	-	9,068	-
Hayward facility remediation costs	3,013	8,690	23,686	25,931
Employee severance	4,143	-	5,003	7,988
Payments received from litigation settlement	-	-	-	(153,049)
Intangible asset impairment charges	-	-	2,876	13,906
Provision for inventory reserve	-	-	-	18,053
R&D partner milestone payment	-	-	-	2,000
Loss on asset disposal	-	-	-	881
Payment for licensing agreement	-	-	2,000	-
Share-based compensation	5,574	3,578	20,883	17,644
Adjusted EBITDA	$27,431	$1,639	$186,671	$115,420

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cost of revenues	$70,390	$66,541	$283,396	$312,202
Adjusted to deduct:
Amortization	3,595	1,976	11,082	16,374
Hayward facility remediation costs	3,013	8,690	23,686	25,931
Employee severance (a)	11	-	871	2,411
Intangible asset impairment charge	-	-	2,876	13,156
Provision for inventory reserve	-	-	-	18,053
Adjusted cost of revenues	$63,771	$55,875	$244,881	$236,277

Adjusted gross profit (b)	$67,440	$44,866	$351,168	$275,225
Adjusted gross margin (b)	51.4%	44.5%	58.9%	53.8%

Research and development expenses	$17,132	$17,638	$79,114	$68,854
Adjusted to deduct:
Payment for licensing agreement (c)	-	-	2,000	-
Employee severance (d)	1,471	-	1,471	91
Intangible asset impairment charge (a)	-	-	-	750
R&D partner milestone payment (a)	-	-	-	2,000
Adjusted research and development expenses	$15,661	$17,638	$75,643	$66,013

Selling, general and administrative expenses	$42,208	$29,329	$139,390	$120,288
Adjusted to deduct:
Employee severance (e)	2,661	-	2,661	5,486
Business development expenses (f)	3,881	-	9,068	-
Adjusted selling, general and administrative expenses	$35,666	$29,329	$127,661	$114,802

(a)	Included within the Global Pharmaceuticals Division reported results.
(b)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(c)	Included within the Impax Pharmaceuticals Division reported results.
(d)

Research and development employee severance of which $719,000 are included within the Global Pharmaceuticals Division reported results and $752,000 are included within the Impax Pharmaceuticals Division reported results.

(e)

Selling, general and administrative employee severance of which $424,000 are included within the Impax Pharmaceuticals Division reported results, $1,947,000 are included within the Global Pharmaceuticals Division reported results and $290,000 are included within the “Corporate and Other” section of this press release.

(f)	Included within the “Corporate and Other” section of this press release.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Global Pharmaceuticals Division and the Impax Pharmaceuticals Division reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Global Pharmaceuticals Division Information

	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cost of revenues	$65,077	$60,582	$260,459	$253,836
Adjusted to deduct:
Amortization	2,865	1,246	8,162	2,407
Hayward facility remediation costs	3,013	8,690	23,686	25,931
Employee severance	11	-	871	2,411
Provision for inventory reserve	-	-	-	13,036
Intangible asset impairment charge	-	-	2,876	13,156
Adjusted cost of revenues	$59,188	$50,646	$224,864	$196,895

Adjusted gross profit (a)	$58,727	$36,345	$324,218	$201,445
Adjusted gross margin (a)	49.8%	41.8%	59.0%	50.6%

Impax Pharmaceuticals Division Information

	Three months ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Cost of revenues	$5,313	$5,959	$22,937	$58,366
Adjusted to deduct:
Amortization	730	730	2,920	13,967
Provision for inventory reserve	-	-	-	5,017
Adjusted cost of revenues	$4,583	$5,229	$20,017	$39,382

Adjusted gross profit (a)	$8,713	$8,521	$26,950	$73,780
Adjusted gross margin (a)	65.5%	62.0%	57.4%	65.2%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.